NORTH AMERICAN METALS CORP.
- and -
SEABRIDGE RESOURCES INC.

AGREEMENT OF PURCHASE AND SALE
RED MOUNTAIN PROJECT
AND WILLOUGHBY JOINT VENTURE

RED MOUNTAIN/WILLOUGHBY PURCHASE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT made as of December 31, 2001. BETWEEN:

North American Metals Corp.

(the "Vendor")

- and -

Seabridge Resources Inc. (the "Purchaser").

WHEREAS the Purchaser has expressed an interest in purchasing the development and exploration projects known as the Red Mountain Project (as more particularly set forth and described in Schedule "A", the "Red Mountain Project") and, subject to the waiver by the remaining joint-venturers of their rights of first refusal, the Vendor's right, title and interest, if any. in the Willoughby Joint Venture (as more particularly set forth and described in Schedule "B", the "Willoughby Joint Venture"), both located or dealing with projects located near the town of Stewart, British Columbia and situate in the Skeena Mining Division and Prince Rupert Land Title District, British Columbia (collectively, the "Projects").

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

Section 1.1

Purchase and Sale.

Upon and subject to the terms and conditions hereof, the Purchaser hereby agrees to purchase from the Vendor, and the Vendor hereby agrees to sell, assign and transfer to the Purchaser, all of the right, title and interest of the Vendor, in and to the Projects including:

 (a)

all real or immovable property, rights, interests, mineral claims, surface leases, other surface or subsurface mineral or other interests or rights, both freehold and leasehold, and all rights, leases, licenses, easements, rights-of-way, profits a prendre, restrictive covenants, and interests in or appurtenant thereto, and all other interests therein held by the Vendor in the Projects, all as more particularly set forth and described in Part I of Schedule "A" with respect to the Red

Mountain Project and in Part II of Schedule "B" with respect to the Willoughby Joint Venture (collectively, the "Lands");

(a)

the mines and mines workings, if any, and access thereto, and all declines, adits, portals, fixtures, buildings, bunkhouses, erections, structures, improvements, facilities, power, fuel and water supply, storage and waste disposal facilities, roads and other transportation facilities presently situate on or under the Lands, all as more particularly set forth and described in Part II of Schedule "A" with respect to the Red Mountain Project (collectively, the "Fixtures") ") (it being understood that, while , to the best of the knowledge, information and belief of the Vendor, Part II of Schedule "A" correctly describes the Fixtures and that such exist, the Vendor is not representing or warranting that all or any of the Fixtures exist or are situate on or under the Lands, and that if all or any of the Fixtures do not exist or are not situate on or under the Lands on Closing, this shall not constitute cause for the Purchaser to (i) claim an abatement in the Purchase Price, (ii) refuse to complete the Transaction, or (iii) terminate this Agreement);

(b)

all interests held by the Vendor in the machinery, equipment, vehicles, rolling stock, supplies, office equipment, stores, tools, and all other personal property as more particularly set forth and described in Part III of Schedule "A" with respect to the Red Mountain Project (collectively, the "Personal Property") ") (it being understood that, while , to the best of the knowledge, information and belief of the Vendor, Part III of Schedule "A" correctly describes the Personal Property and that such exists, the Vendor is not representing or warranting that all or any portion of the Personal Property exists or is situate on the Lands (except with respect to the items marked with an asterisk (*) in Part III, as to which the Vendor confirms that it has verified that such items exist and are situate on the Lands), and that if all or any portion of the Personal Property does not exist or is not situate on the Lands on Closing, this shall not constitute cause for the Purchaser to (i) claim an abatement in the Purchase Price, (ii) refuse to complete the Transaction, or (iii) terminate this Agreement);

(c)

the contracts, agreements, instruments and other documents as more particularly set forth and described in Part IV of Schedule "A" with respect to the Red Mountain Project and in Schedule "B" with respect to the Willoughby Joint Venture (collectively,-the "Agreements");

(d)

the permits, licenses, and approvals as more particularly set forth and described in Part V of Schedule "A" with respect to the Red Mountain Project (collectively, the "Permits");

(f)

the funds in the amount of ONE MILLION FIVE HUNDRED THOUSAND ($1,500,000) DOLLARS currently held by the Vendor and subject to a safekeeping agreement between the Vendor and the Government of British Columbia and intended to secure the reclamation obligations of the Vendor pursuant to Mineral Exploration Permit MX-1-422 (the "Reclamation Funds"); and

 (g)

the reports, maps, sections, drill logs, assay results, core, sample pulps, studies and all other records or data and physical samples or material with respect to all work of the Vendor or in the possession of the Vendor performed on or concerning, or extracted from, the Lands and the Red Mountain Project, including, without limitation, all such reports, maps, records, data or other material that may be located in Stewart, British Columbia or Vancouver, British Columbia, to the extent the same are in the Vendor's possession (collectively, the "Project Data");

(the Lands, Fixtures, Personal Property, Agreements, Permits, Reclamation Funds, and Project Data being collectively referred to as the "Property").

Section 1.2

Interest Conveyed.

The interest in the Property which the Vendor sells and the Purchaser buys is such right, title and interest as the Vendor may have at the Time of Closing and references to the Property shall mean such right, title and interest.

Section 1.3

Currency.

All references herein to money amounts are to Canadian currency unless otherwise indicated.

Section 1.4

Purchase Price.

The purchase price of the Property shall be the sum of THREE HUNDRED AND SIXTY THOUSAND ($360,000) DOLLARS (the "Purchase Price"), of which the sum of $342,000 is attributable to the Red Mountain Project and the sum of $18,000 is attributable to the Willoughby Joint Venture. If the remaining joint venturers in the Willoughby Joint Venture do not exercise their right of first refusal to purchase the interest (if any) of the Vendor in the Willoughby Joint Venture, the Purchase Price will be paid and satisfied by the allotment and issuance to the Vendor, and the delivery at Closing of certificates representing, an aggregate of EIGHT HUNDRED THOUSAND (800,000) common shares without par value in the capital of the Purchaser, and if the remaining joint venturers in the Willoughby Joint Venture exercise their right of first refusal to purchase the interest (if any) of the Vendor in the Willoughby Joint Venture, the Purchase Price will be paid and satisfied by the allotment and issuance to the Vendor, and the delivery at Closing of certificates representing, an aggregate of SEVEN HUNDRED AND SIXTY THOUSAND (760,000) common shares without par value in the capital of the Purchaser, (the "Common Shares") at a deemed value of FORTY-FIVE ($0.45) CENTS per Common Share, such Common Shares to be registered in the name of the Vendor and free and clear of all liens, charges and encumbrances arising by, through or under the Purchaser.

Section 1.5

Additional Payment(s) to Vendor.

In addition to the Purchase Price, the Vendor shall also be entitled to receive, and the Purchaser shall pay to the Vendor, one or more cash payment(s) equal to EIGHTY (80%) PERCENT of the first FIVE HUNDRED THOUSAND ($500,000). DOLLARS, up to a maximum of FOUR HUNDRED THOUSAND ($400,000) DOLLARS, received by the Purchaser as a result of either of the following:

(a)

 any funds being received by the Purchaser, or released from the provisions of any applicable safekeeping agreement, as a result of a reduction in the reclamation security requirements of Mineral Exploration Permit MX-1-422 as may be determined by the Mines Branch, Energy and Minerals Division, Ministry of Energy and Mines, Province of British Columbia (the "MEM"): or

(b)

 any funds received by the Purchaser from the Reclamation Funds as a result of the sale, lease or joint venture of the Red Mountain Project which results in the release of all, or any portion of, the Reclamation Funds to the Purchaser,

(collectively referred to as the "Bond Recoupment").

Section 1.6

Closing.

The purchase and sale of the Property as contemplated herein (the "Transaction") shall be completed at a closing (the "Closing") on that date which is ten business days after the conditions in Sections 2.1(a), 2.1(b) and 2.1(c) and Sections 2.2(b) and 2.2(c)have been satisfied or waived, at 1:00 p.m. Vancouver time, or such other day and/or time as the parties may agree in writing (such day and time are referred to herein as the "Closing Date" and "Time of Closing", respectively).

Section 1.7

Transfer Taxes and Expenses.

The Purchaser shall pay to the Vendor at the Time of Closing, in addition to the Purchase Price, any and all federal, provincial and other sales, goods and services, provincial retail sales, land transfer and permit and license transfer and other taxes whatsoever which are payable in connection with the purchase and conveyance of the Property (except any which are payable directly to any government authority concurrently with the registration of any transfer, assignment or conveyance, which shall be so paid by the Purchaser) and shall be responsible for the payment of all duties, registration fees or other charges for which the Purchaser is responsible at law properly payable or exigible upon or in connection with the conveyance or transfer of the Property (collectively, the "Transfer Taxes"), or will provide the Vendor with appropriate exemption certificates, in form and substance satisfactory to the Vendor in respect of any sales taxes, penalties, interest and other amounts which may be assessed against the Vendor under the Excise Tax Act (Canada), the Social Services Tax Act (British Columbia) or any comparable law as a result of the sale of the Property or as a result of the failure by the Purchaser to pay all the aforementioned sales taxes exigible in connection with the transactions contemplated by this Agreement, whether arising from re-assessment or otherwise.

Section 1.8

Liabilities and Obligations.

The Vendor shall not be responsible for any costs, expenses, obligations and amounts required to be paid to third parties in order to transfer any of the Property to the Purchaser and shall not be liable to the Purchaser or any other third party for the performance thereof from and after the Time of Closing.

Section 1.9

Assumption of Liabilities.

The Purchaser agrees to assume the following liabilities and obligations of the Vendor at the Time of Closing:

(a)

 all liabilities of the Vendor existing as of, and arising from and after, the Time of Closing pertaining to the Property including, without limitation, under any Agreements;

(b)

all liabilities of the Vendor existing as of, and arising from and after, the Time of Closing under any encumbrances or other interests pertaining to the Property;

(c)

all applicable taxes existing as of, and arising from and after, the Time of Closing which are payable on any of the Property; and

(d)

all environmental liabilities and all licensing obligations relating to the Property.

 (collectively, the "Assumed Liabilities")

Section 1.10

Indemnity re: Assumed Liabilities.

The Purchaser shall indemnify and hold the Vendor harmless from and against any and all costs, losses, suits, actions, causes of action, claims and damages arising in respect of the Assumed Liabilities and the Purchaser shall use its reasonable best efforts to obtain prior to the Time of Closing releases in favour of the Vendor in respect of such Assumed Liabilities, provided that the inability to obtain any such releases shall not constitute cause for the Vendor to terminate this Agreement or refuse to complete the Transaction nor expose the Purchaser to any claim for damages.

Section 1.11

Mineral Tax Act (B.C.) Election

The Purchaser will succeed to all costs and expenses of Vendor and its predecessor in respect of the Property which are deductible in determining the Purchaser's liability under the Mineral Tax Act (B.C.) and, following the Time of Closing, the Vendor shall not have any entitlement to such costs and expenses in respect of the Projects. In furtherance of such succession, the Vendor agrees to file a joint election with the Purchaser for the purposes of the Mineral Tax Act (B.C.) so that the Purchaser will succeed to such costs and expenses incurred by the Vendor and its predecessors in respect of the Projects as is permitted by that statute.

Section 1.12 Willoughby Joint Venture — Right of First Refusal

The Purchaser acknowledges having been advised by the Vendor that any disposition by the Vendor of an interest in the Willoughby Joint Venture is subject to a right of first refusal in favor of Camnor Resources Ltd. and Gold Giant Minerals Inc., the remaining joint venturers in the Willoughby Joint Venture (the "Remaining Venturers") and that, following the execution of this agreement, the Vendor will be required to comply with the procedure for offering the interest in the Willoughby Joint Venture proposed to be acquired by the Purchaser hereunder to the Remaining Venturers. The Vendor will advise the Purchaser as soon as it becomes aware of whether or not such offer will be accepted or waived. If such offer is accepted, with the result that the Remaining Venturers acquire the interest of the Vendor in the Willoughby Joint Venture, the Purchaser will have no right to acquire any interest in the Willoughby Joint Venture hereunder, and the Purchase Price will be reduced as set forth in section 1.4.

Section 1.13

Representations of the Vendor

The Vendor represents and warrants that, to the best of its knowledge without having made any specific investigations or enquiries:

(a)

it has not:

(i)

taken any action to alienate in any way a beneficial or legal title to all or any part of the Property, on a contingent basis or otherwise,

(i)

granted security in the Property or taken any action which would give any party rights to seize or take security over the Property,

(ii)

taken any action or omitted to take any action which constituted a breach of any of the Vendor's obligations with respect to the Property, or

(iii)

received actual notice that any other person has taken any action which had or will have the effect of any of the foregoing;

(a)

it has not taken any action to remove, nor has it received actual notice that any other person has removed, the Fixtures and the Personal Property from the Lands;

(b)

Part IV of Schedule "A" and Part I of Schedule "B" list all the agreements under which the Vendor has acquired any rights to, or undertaken obligations in respect of, the Property, including obligations in connection with a transfer of title to the Property, and which are to be assigned to the Purchaser;

(c)

other than normal quantities of fuel, lubricants, reagents and other materials and supplies for use in connection with exploration activities on the Lands, the Vendor has not transported, nor has it arranged for the transportation of, environmental contaminants or environmentally hazardous substances on to the Lands; and

(d)

other than with respect to potential acid rock drainage and related metaliferous contamination, the Vendor has not become aware of any existing significant contamination, or any significant environmentally hazardous condition, of the Lands.

Section 1.14

Covenants of the Vendor

The Vendor covenants with the Purchaser that, from December 31, 2001 until the Closing Date, it will:

(a)

not take any action to alienate in any way, beneficial or legal title to all or any part of the Property, on a contingent basis or otherwise;

(b)

not grant any security in the Property or take any action which would give any party rights to seize or take security in the Property;

(c)

use its best efforts to not take any action which would constitute a material breach of any of the Vendor's obligations in respect of the Property;

(d)

 not remove or destroy any of the Property that is situate on the Lands or in any other way disturb the Property in a manner that could materially reduce its value or utility or constitute a material breach of any of the Vendor's obligations in respect of the Property

(e)

 if the Vendor is aware that any inaction on its part will have, or receives actual notice that any other person is taking any action which has or will have, the effect of any of the foregoing, forthwith notify the Purchaser of such matter.

ARTICLE 2
CONDITIONS

Section 2.1

Conditions in Favour of Purchaser.

The obligation of the Purchaser to complete the Transaction is subject to the following conditions being fulfilled or performed in all material respects at or prior to the Time of Closing or such other date as may be specified herein:

(a)

 on or before [February 28, 2002], the Purchaser shall have obtained or, through discussions with relevant parties, the 'Purchaser shall be satisfied at its sole discretion, that the it will be able to obtain, within a reasonable period of time, all material consents or approvals, required to permit the Purchaser to complete the Transaction including, without limitation, consents from the following:

(i)

1091064 Ontario Limited, with respect to the transfer of the Red Mountain Project to the Purchaser; and

(ii)

the MEM, with respect to the transfer of the Permits and the Reclamation Funds for the Red Mountain Project to the Purchaser;

(b)

 the Vendor shall have completed a revised reclamation plan (the "Revised Reclamation Plan") satisfactory to and approved in form and content by the Purchaser, acting at its sole discretion, and shall have filed the Revised Reclamation Plan with the MEM;

(c)

the Purchaser shall have received any and all regulatory approvals required by the Purchaser for the completion of the Transaction, including the acceptance for

(d)

filing of this agreement and the Transaction by the Canadian Venture Exchange (the "CDNX"); and

(a)

the Vendor shall have performed its obligations under this Agreement.

The foregoing conditions are for the exclusive benefit of the Purchaser and. subject as hereinafter provided, any condition may be waived by it in whole or in part, any such waiver to be binding on the Purchaser only if made in writing. If any of the foregoing conditions is not fulfilled and is not waived in writing by the Purchaser, the Purchaser may elect in writing prior to the Time of Closing or such other date as specified above to terminate this Agreement and the Vendor agrees that in such event, the Purchaser shall be released from all obligations hereunder (other than obligations which expressly or by necessary implication are intended to survive termination) unless the failure of condition resulting in termination was occasioned by reason of a default by the Purchaser of any of its obligations hereunder. The Vendor has agreed to assist the Purchaser with respect to the obtaining of the necessary consents by seeking the consent of each of Barrick Gold Corporation, 1091064 Ontario Limited, Camnor Resources Ltd. and Gold Giant Minerals Inc. to the Transactions on behalf of the Purchaser, it being understood that the Vendor is not representing or warranting that it will be successful in obtaining any such consents, and that it will be under no liability whatsoever for failing to do so.

Section 2.2

Conditions in Favour of Vendor.

The obligation of the Vendor to complete the Transaction is subject to the following conditions being fulfilled or performed at or prior to the Time of Closing or such other date as may be specified hereunder:

(a)

the Purchaser shall have performed its obligations under this Agreement

(b)

the Vendor shall have received, or shall be satisfied, acting reasonably that it will following Closing receive, from the MEM or other applicable governmental ministry or agency, a release of all liability of the Vendor with respect to the Red Mountain Project including, without limitation, of all reclamation obligations pursuant to Mineral Exploration Permit MX-1-422; and

(c)

the Vendor shall have received, or shall be satisfied, acting reasonably, that it will following Closing receive, releases from the other parties to the Agreements of all of its obligations thereunder.

The foregoing conditions are for the exclusive benefit of the Vendor and any condition may be waived by it in whole or in part, any such waiver to be binding on the Vendor only if made in writing. If any of the foregoing conditions is not fulfilled and is not waived in writing by the Vendor, the Vendor may elect in writing to terminate this Agreement and the Purchaser agrees that in such event the Vendor shall be released from all obligations hereunder (other than obligations which expressly or by necessary implication are intended to survive termination) unless the failure of condition resulting in termination was occasioned by reason of a default by the Vendor of any of its obligations hereunder.

ARTICLE 3
TITLE

Section 3.1

Title Documents.

The Vendor shall not be required to furnish or produce any abstract, deed, survey, declaration or other document or evidence of title except those in its possession.

Section 3.2

"As is, where is".

The Purchaser confirms that it has inspected, or has had the opportunity to but has chosen not to inspect, the Property prior to the execution of this Agreement and that it has entered into this Agreement on the basis that the Vendor does not warrant title to the Property and the Purchaser acknowledges that it is relying entirely upon its own judgment, investigation and inspection in proceeding with the transaction contemplated hereunder. Without limiting the foregoing, the Purchaser acknowledges and agrees that it is purchasing the Property on an "as is where is" and "without recourse" basis, that it accepts the Property in its present state, condition and location and that, except as specifically set out herein, neither the Vendor nor any of its agents, employees, representatives, counsel, officers or directors makes or has made any representations or warranties, and there are no terms, conditions, understandings or collateral agreements, express or implied, statutory or otherwise, with respect to the existence, title, merchantability, condition, description, fitness for purpose, quality, quantity or any other thing, affecting any of the Property or in respect of any other matter or thing whatsoever except as expressly stated herein. For greater certainty, the Vendor makes no representation or warranty and there are no terms, conditions, understanding or collateral agreements, express or implied, statutory or otherwise, with respect to the following matters:

(a)

except as to the existence of the items marked with an asterisk in Part III of Schedule "A", the existence, title, quality, quantity, merchantability, fitness for any purpose, state, condition or location' of all or any of the Property;

(b)

the existence, validity, registration, enforceability or priority of any mortgages, charges, liens, encumbrances, security interests, claims or demands of whatsoever nature or kind affecting or in any way related to all or any of the Property;

(c)

except as set forth in section 1.13, the manner in which the Property shall have been managed prior to and as at the Time of Closing;

(d)

the accuracy of any information, records or data furnished by the Vendor, its representatives or counsel to the Purchaser, its representatives or counsel; and

(e)

except as specifically set forth in section 1.13, the environmental state of the Property, the uses made of the Property, the existence, nature, kind, state or identity of any contaminants or hazardous substances on, under or about the Property, the existence, state, nature, kind, identity, extent and effect of any administrative orders, control orders, stop orders, compliance orders or any other orders, proceedings or actions under any potentially relevant

(f)

environmental or other statute, regulation, rule or other provision of law of any jurisdiction affecting or potentially affecting the Property.

The Purchaser acknowledges that, notwithstanding any other provision of this Agreement, the sale, transfer and assignment of the right, title and interest, if any, of the Vendor in and to the Property is subject to the terms of any license or any other agreement, including (i) any consent of any licensor, governmental authority or any other party, (ii) any restriction on disclosure or assignability of any license, permit or agreement, and (iii) any provision relating to confidentiality and rights of first refusal for the benefit of any other party to any license or other agreement. The Purchaser acknowledges and agrees that it will be responsible for making its own arrangements with respect to obtaining the consents required for the transfer of any license or permit to the Purchaser.

Section 3.3

Waiver.

The terms of Section 3.2 shall operate as a waiver of any claim in tort as well as under the law of contract.

Section 3.4

Release.

By completing the Transaction at the Time of Closing, the Purchaser shall be deemed to have released, remised and forever discharged each of the Vendor and its directors. officers, employees, servants and agents (collectively the "Releasees") of and from any and all manner of action, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts. damages, costs, interest, claims, liabilities. expenses and demands whatsoever, regardless of their nature or basis, known or anticipated, as well as unknown or unanticipated, at law or at equity or under statute, which the Purchaser ever had or then has or may thereafter have, against the Releasees for or by reason of any action, cause or thing whatsoever arising out of or relating to the Transaction.

ARTICLE 4 CLOSING

Section 4.1

Place of Closing.

Closing shall take place at the offices of the solicitors for the Vendor, Messrs Gowling Lafleur Henderson LLP, Suite 2300 — 1055 Dunsmuir Street, Vancouver, British Columbia V7X 1J1, on the Closing Date at the Time of Closing.

Section 4.2

Deliveries on Closing.

At the Time of Closing:

(a)

The Vendor shall deliver to the Purchaser:

(i)

all necessary conveyances, bills of sale, transfers, and assignments in registrable and/or recordable form as necessary to transfer, assign, and convey the right, title and interest, if any, of the Vendor in and to the Property to the Purchaser

(ii)

a letter of direction from the Vendor and the applicable governmental authority to the TD Bank directing such bank to transfer the Reclamation Funds to the account of the Purchaser, provided that at the Time of Closing arrangements have been made by the Purchaser and the Vendor with the MEM for the termination of the safekeeping agreement between the Vendor and the B.C. Government and the execution of a new safekeeping agreement between the Purchaser and the B.C. Government, and the transfer of the Reclamation Funds from the bank account of the Vendor to the bank account of the Purchaser. If such arrangements have not been made on or before the Time of Closing, then the Vendor and the Purchaser will co-operate as necessary to permit the transfer of the Reclamation Funds as soon as possible following the Time of Closing, and the Purchaser will be entitled to receive all interest accrued on the Reclamation Funds following the Closing Date.

When the Vendor has delivered to the Purchaser the foregoing documents, it shall be deemed to have delivered all documents required on its part hereunder to convey the Property and otherwise complete the Transaction. All deeds of conveyance, bills of sale and assignments as may be required to convey all right, title and interest, if any, of the Vendor in and to the Property in the manner contemplated herein shall contain covenants of the Vendor to the effect only that, as of the Time of Closing, the Vendor has the right to convey and has done no act to encumber the Property.

(b)

The Purchaser shall deliver to the Vendor:

(i)

the certificates representing the Common Shares to be delivered in satisfaction of the Purchase Price,

(i)

written acknowledgement of the release by the Purchaser in favour of the Releasees, as contemplated in Section 3.4,

(ii)

the releases of the Vendor by the parties to the Agreements other than the Vendor,

(iii)

evidence satisfactory to the Vendor that all Transfer Taxes exigible upon the Transaction have been paid or that appropriate exemption certificates have been executed and filed (or are delivered to the Vendor, if required), and

(iv)

evidence satisfactory to the Vendor that any necessary consents or approvals relating to the Transaction, including the acceptance for filing of this Transaction by the CDNX, have been obtained by the Purchaser.

(v)

ARTICLE 5
ADDITIONAL COVENANTS

Section 5.1

Access to Premises.

Upon reasonable prior notice to and arrangements with the Vendor, during normal business hours between the date hereof and the Time of Closing the Purchaser and its authorized representatives and agents shall have reasonable access to the Property, and the right to inspect and make copies at its own expense of books, records and documents in the possession of the Vendor relating to the Property as may be reasonably required.

ARTICLE 6
MISCELLANEOUS

Section 6.1

Capacity and Authority, of Vendor.

The Vendor represents and warrants to the Purchaser that it has all necessary right, power and authority to enter into, execute and deliver this Agreement, to observe and perform its obligations hereunder, and to sell the Property upon Closing as contemplated by this Agreement.

Section 6.2

Capacity and Authority of Purchaser.

The Purchaser represents and warrants to the Vendor that it has all necessary right, power and authority to enter into, execute and deliver this Agreement, to observe and perform its obligations hereunder, and to purchase the Property upon Closing as contemplated by this Agreement.

The Purchaser further represents and warrants to the Vendor at the date hereof,

(a)

it has not proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, or taken any proceeding to have a receiver appointed over its assets;

(b)

       its authorized capital consists of 100,000,000 common shares without par value, of which 14,390,699 common shares were issued and outstanding at November 30, 2001 as fully paid and non-assessable shares;

(c)

it does not have any outstanding agreements, subscriptions, warrants, options or commitments (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option or commitment) obligating the Purchaser to issue additional common shares or other securities, except as follows:

(d)

(i)

500,000 common shares issuable in connection with the Hog Ranch acquisition upon certain conditions;

(ii)

300,000 common shares and 200,000 common share purchase warrants exercisable at $0.90 per share through December 2002 issuable on the closing of the Quartz Mountain acquisition;

(i)

common shares issuable in connection with the Grassy Mountain acquisition upon certain conditions;

(ii)

warrants to purchase 36,667 common shares at $1.25 per share through September, 2002;

(iii)

warrants to purchase 666,667 common shares at $1.25 per share through December, 2002;

(v)

warrants to purchase 500,000 common shares at $2.00 per share through June, 2003;

(iv)

$2,000,000 in debentures convertible into common shares, including any unpaid or accrued interest, at $0.75 per share through November 2005; and

(v)

stock options to acquire an aggregate of 1,337,000 common shares;

(a)

its unaudited interim financial statements for the nine month period ended September 30, 2001 and its audited financial statements for the fiscal years ended December 31, 2000, December 31. 1999 and August 31, 1999 (the "Financial Statements") and other financial information of the Purchaser publicly available and filed on SEDAR present fairly the financial condition of the Purchaser and the results of operations for the respective periods indicated in the said statements and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise stated in the notes to such statements;

(b)

there has been no material change adverse to the Purchaser in the business, operations, assets or ownership, financial or otherwise, of the Purchaser since December 31, 2000 except as disclosed in its public disclosure documents filed on SEDAR or as disclosed specifically in writing to the Vendor;

(c)

except as disclosed in its public disclosure documents filed on SEDAR or as disclosed specifically in writing to the Vendor, there are no actions, suits or claims instituted, pending, or to the best knowledge of the Purchaser, threatened against or affecting the Purchaser at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign;

(d)

(g)

the public disclosure documents of the Purchaser as filed on SEDAR contain full, true and plain disclosure of all material information relating to the Purchaser and its business, operations, assets and ownership;

(h)

the Common Shares will, upon allotment and issuance to the Vendor and the delivery of certificates therefor, be duly and validly authorized, allotted and issued to the Vendor in compliance with all applicable corporate and securities laws and applicable regulatory rules and policies and will be outstanding as fully paid and non-assessable common shares in the capital of the Purchaser, free and clear of all encumbrances arising by, through or under the Purchaser and the Vendor will receive a good and marketable title thereto; and

(i)

the Common Shares to be issued and delivered to the Vendor hereunder will be subject to any hold periods in British Columbia pursuant to the rules and policies of the CDNX and applicable securities laws.

Section 6.3

Notices

Any notice, demand, waiver, election or other communication required or to be given hereunder shall be in writing and shall be deemed to be sufficiently given if personally delivered or telecopied, addressed to the party to whom the same is given, as follows:

(a)

In the case of the Vendor:

North American Metals Corp. 1500 - 700 West Pender Street Vancouver, B.C. V6C 1G8

Attention: Derek Price

Fax:

(604) 684-3123

with a copy to:

Gowling Lafleur Henderson LLP Four Bentall Centre

Suite 2300 – 1055 Dunsmuir Street Vancouver, B.C. V7X 1JI

Attention: Lawrence W. Talbot Fax:

(604) 689-8610

(b)

In the case of the Purchaser:

Seabridge Resources Inc. 172 King Street E, 3rd Floor Toronto, ON M5A 1J3

Attention: Rudi Fronk Fax:

(416)

with a copy to:

DuMoulin Black

10th  Floor, 595 Howe Street Vancouver, B.C. V6C 2T5

Attention: Bruce Scott Fax:

(604) 687-8772

Section 6.4

Time of Essence.

Time shall be of the essence hereof in all respects.

Section 6.5.

Further Assurances.

Each of the parties hereto shall, from time to time and at the request and expense of the party requesting the same, do all such further acts and things and execute and deliver such further instruments, documents, matters, papers and assurances as may be reasonably requested for effectually carrying out the true intent and meaning of this Agreement.

Section 6.6

Brokerage and Finders Fees.

Each of the Vendor and the Purchaser agrees to be responsible and liable for all fees and commissions of any broker, agent or finder engaged by it.

Section 6.7

Obligations to Survive.

The obligations, representations and warranties of the parties hereto shall survive the completion of the Transaction except as otherwise stated herein. Upon completion of the Transaction all conditions in favour of the Purchaser in Section 2.1 and all conditions in favour of the Vendor in Section 2.2 shall be deemed to have been satisfied or waived.

Section 6.8

Headings.

The headings contained in this Agreement are for convenience of reference only, and shall not affect the meaning or interpretation of this Agreement.

Section 6.9

Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter, and supersedes any and all prior negotiations, and agreements between the parties. There are no representations or warranties between the parties in respect of the subject matter of this Agreement except as expressly stated herein.

Section 6.10

Amendment.

No amendment of this Agreement will be effective unless made in writing and signed by the parties hereto.

Section 6.11

Severability.

Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate or impair the remaining provisions hereof which shall be deemed severable from any such prohibited or unenforceable provision and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.12

Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

Section 6.13

Singular, Plural and Gender.

Words importing the singular include the plural thereof, and vice versa, and words importing gender include the masculine, feminine and neuter genders. The word "including" used herein shall mean including, without limitation, and "includes" means includes, without limitation.

Section 6.14

Successors and Assigns.

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other party, except that the Purchaser may, at any time prior to Closing, assign all of its right, title and interest in and to this Agreement, and all obligations hereunder, to an affiliated corporation (as defined in the Securities Act (B.C.)) (the "Affiliate"), provided that:

(a)

such Affiliate agrees in writing to be bound hereby and to perform the obligations of the Purchaser hereunder; and

(b)

to the extent not performed by such Affiliate, the Purchaser will perform the obligations of the Purchaser assumed by the Affiliate.

Section 6.15

Public Disclosure

Before the Time of Closing, the Purchaser agrees to keep the terms of the Agreement and any information it has received from the Vendor confidential and will not disclose any such information or the terms of this Agreement to any other party or person, except its legal and financial advisors or as the Purchaser may be required to disclose by law, by the rules and policies of any stock exchange upon which its shares (or those of its controlling shareholder) may be listed, by the order of a court of competent jurisdiction, or as may be necessary to secure any consent, authorization, approval, or waiver necessary or, in the opinion of the Purchaser, advisable, in connection with the Transaction and the purchase of the Property by the Purchaser. The Purchaser will provide a draft of any press release proposed to be issued by it to the Vendor at least 24 hours prior to the proposed release thereof, and will consider the comments of the Vendor thereon in good faith.

Section 6.16

Counterparts.

This Agreement may be executed in one or more counterparts, and may be executed by signed copy delivered to the other party by telecopier in the manner specified in Section 6.3. Each executed counterpart shall be deemed to be an original and all executed counterparts taken together shall constitute one and the same instrument. Any party executing this Agreement by signed copy delivered by telecopier shall, forthwith after Closing, provide sufficient originally executed counterparts of the Agreement so as to provide each party with two fully executed original copies of the Agreement.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto as of the date first above written.

NORTH AMERICAN METALS CORP.

By:

/s/

Authorized Signing Officer

Date of Execution:

January 31, 2002

SEABRIDGE RESOURCES INC.

By:

Authorized Signing Officer

Date of Execution:  January 31, 2002

SCHEDULE "A"

PART I - LANDS Real Property_

1.

Office Building located in Stewart, British Columbia 518 — 5th Avenue

Stewart, British Columbia, VOT 1WO

legal description:

Parcel Identifier: 018-832-075 Lot A, District Lot 466

Cassiar District Plan PRP 14050

2.

Storage Yard located in Stewart, British Columbia legal description:

Lots 5-17, 30-42 inclusive Block 28, Plan 951

District Lot 443

Cassiar Land District

(held by lease with District of Stewart) Mineral Claims

RED MOUNTAIN PROPERTY

Claim Record No.	Claim Name	Lot Number
324637	DESI 1
324638	DESI 2
252943	DIXIE I
252944	DIXIE 2
252945	DIXIE 3
252946	DIXIE 4
328212	PAMVERA FRACTION
328214	BON FRACTION
319423	SARAH FRACTION
252990	LISA 1

2

Claim Record No.	Claim Name	Lot Number
252991	LISA 2
252992	LISA 3
252993	LISA 4
252994	LISA 5
252995	LISA 6
252996	LISA 7
252997	LISA 8
338971	BROMLEY
320929	MICHAELA
320737	THERESA
320930	REN
320932	STIMPY
320992	SANDRA FRACTION
321028	SHARON FRACTION
253082	JANINE 1
253083	JANINE 2
253084	JANINE 3
253085	JANINE 4
340214	DIXON 2 FRACTION
320867	JANET 1
320868	JANET 2	{
320869	WINDY
320870	ANITA FRACTION
253109	SARAH 3
253110	SARAH 4
253111	SARAH 5
253112	SARAH 6
253114	SARAH 8
253115	SARAH 9
253108	VERA 7
253119	VERA I

Claim Record No.	Claim Name	Lot Number
253107	VERA 6
252217	WILLOUGHBY 3
255098	GOLD SPOT
253131	VERA #10
253172	SARAH I
253173	SARAH II
253159	ORO II
253160	ORO III
253162	ORO V
253163	ORO VI	Lot 7163
343046	VERMILLION #1
343047	VERMILLION #2
251627	BON ACCORD NO. 2	Lot 6091
251628	BON ACCORD NO. 3	Lot 6092
251629	BON ACCORD NO. 4	Lot 6093
251630	BON ACCORD NO. 5	Lot 6094
251631	BON ACCORD NO. 6	Lot 6095
251632	BON ACCORD NO. 7	Lot 6200
251633	BON ACCORD NO. 8	Lot 6201
250331	MONTREAL NO. 1	Lot 6282
250332	MONTREAL NO. 2	Lot 6283
250333	MONTREAL NO. 3	Lot 6284
250334	MONTREAL NO. 4 MONTREAL NO. 5	Lot 6285 Lot 6282
250335	MONTREAL NO. 6	Lot 6287
250336	MONTREAL NO. 7	Lot 6288
251660	BON ACCORD	Lot 6089
251661	BON ACCORD NO. 1	Lot 6090
251662	BON ACCORD NO. 9	Lot 6202
251663	BON ACCORD NO. 10	Lot 6203
253778	MONTREAL NO. 8	Lot 6289

4

Claim Record No.	Claim Name	Lot Number
252153	HROTHGAR	Lot 7162
320189	SABINA 1
320735	ORO FRACTION	Lot 7164
253106	VERA 4
253158	ORO I	Lot 7160
253105	VERA 3	Lot 7165
253236	VERA 5
321029	ROSE
253161	ORO IV	Lot 7161
250781	KIM NO. 1
250782	KIM NO. 2
250783	KIM NO. 3
250784	KIM NO. 4
250785	KIM NO. 5
250786	KIM NO. 6
250787	KIM NO. 7
250788	KIM NO. 8
250789	KIM NO. 9
250790	KIM NO. 10
250791	KIM NO. 11
250792	KIM NO. 12
250793	KIM NO. 13
250794	KIM NO. 14
250795	PAM 1
250796	PAM 2
321646	KIM FRACTION

PART II - FIXTURES

All mines, mines workings. if any, and access thereto and all declines, adits, portals. fixtures, buildings, bunkhouses, erections, structures. improvements, facilities, power, fuel and water supply, storage and waste disposal facilities, roads and other transportation facilities presently situate on or under the Lands with respect to the Red Mountain Project, including:

Red Mountain Project – North American Metals Corp. (NAMC)
Site	Item	Address/Location	Description
Stewart, B.C. Red Mountain Project Office	Office - owned by NAMC - taxes of approx. $5.000 per year to District of Stewart	518 5th Avenue Stewart, B.C. VOT I WO

4 attached units side/side -

ea. 25'w.x70'd.

each unit has 20' deep

single level front office area

and 50' deep rear warehouse

area with 1 garage door for

every 2 units (2 total) and

partial mezzanine level in

front of warehouse area -

12.5' deep

Total Area - 7,875 sq.ft.

Heating - radiant (front) &

blower electric (rear)

Lighting - fluorescent

fenced yard in rear of

building

Stewart, B.C. Red Mountain Project Core Storage Yard	Fenced yard - leased in part by NAMC from District of Stewart for $3000/yr by NAMC; in part from VIH for n/c	Lots 5-20, 27-42 incl. Block 28, Plan 951 District Lot 443 Cassiar Land District	fenced area totals
Goldslide Creek Project Camp Site	60 person exploration camp owned by NAMC	Hrothgar D.L. 7162 NTS 103P 13E Skeena Division

27 buildings situated in a

cirque along the north side

of Goldslide Creek, and

about 1 km. SW of Red

Mountain peak along with

mobile and fixed equipment;

all buildings heated with

portable electric fan heaters;

propane kitchen equipment;

water supply from Goldslide

Creek; buried septic field

6

Red Mountain Project – North American Metals Corp. (NAMC)
Site	Item	Address/Location	Description
Red Mountain Site	Portal Area Shops and Yard	ORO 1 D.L. 7160 NTS 103P 13E Skeena Division	Shop/Compressor/Generator Building between U/G portal and waste rock dump
Red Mountain Site	Underground Workings	ORO 1, ORO IV D.L. 7160, D.L. 7161 NTS 103P 13E Skeena Division	approx. 1,700 m. of underground decline and adit excavations under the summit of Red Mountain in which various mobile equipment is stored

PART III - PERSONAL PROPERTY

All machinery, equipment, vehicles, rolling stock, supplies, office equipment, stores, tools, and all other personal property presently situate on or under the Lands with respect to the Red Mountain Project, including:

Red Mountain Project – North American Metals Corp. (NAMC)
Site	Item	Address/ Location	No.	Item Description	Owned by
Stewart, B.C. Red Mountain Project Office	Office - owned by NAMC - taxes of approx. $5,000 per year to District of Stewart	518 5th Avenue Stewart, B.C. VOT IWO	1 12 5 1 several many	desks chairs tables Vancon drill core saw core racks boxes drill core in racks	NAMC
			1 several	telephone core logging tables	NAMC
			1 2 1 1 misc very many four	fax/phone 8 drawer flat files steel strapping mach. sampling tower supplies boxes core rejects in rough shelving or on pallets remote weather stations	NAMC
Stewart, B.C. Red Mountain Project Core Storage Yard	Fenced yard - leased in part by NAMC from District of Stewart for $3000/yr by NAMC; in part from VIH for n/c	Lots 5-20, 27- 42 incl. Block 26, Plan 951 District Lot 443 Cassiar Land District	many very many many several	core racks boxes core in racks pallets of ore rejects lengths of culvert	NAMC

7

Red Mountain Project — North American Metals Corp. (NAMC)
		Address/			Owned
Site	Item	Location	No.	Item Description	by
Goldslide Creek	60 person	Hrothgar	1	kitchen/dry toilet bldg	NAMC
Project Camp	exploration camp	D.L. 7162	1	recreation bldg
Site	owned by NAMC	NTS 103P 13E	1	general office bldg
		Skeena Division	1	manager's office/bunk
			1	drill foreman off/bunk
			1	mine foreman off/bunk
			1	communications bldg
			1	generator bldg
			17	4-man bunk buildings
			1	quonset core shack
			1	core sawing bldg
			1	SM 75 KW generator
			1	garbage incinerator
			1	BR400 snocat*
(1989, s/n: 831890136)
			1	Toyota landcruiser
			1	500 gallon fuel tank 400 amp breaker
			1	2000 gallon envirotank
			]	first aid station
			1	kitchen equipment w/ stove/grill
			2	17 cu ft fridges
			3	chest freezers
			2	80 [g]al. HW heaters
			1 misc	60 gal. pressure tank 5 hp submersible pump for camp water furniture, supplies
			1	billiards table

8

Red Mountain Project — North American Metals Corp. (NAMC)
		Address/			Owned
Site	Item	Location	No.	Item Description	by
Red Mountain	Portal Area Shops	ORO 1	I	Airtrack drill*	NAMC
Site	and Yard	D.L. 7160	1	Tamrock Jumbo drill*
		NTS 103P 13E	2	Tamrock AR Hammer
		Skeena Division	4	Boart Drill HO 150
			2	75 HP Electric Pumps
			1	Chopper Basket
			2	Jackleg drills
			2	Stoper drills
			misc. misc. misc. 1	Shop tools Spare parts & tires Supplies Unimog mancarrier*
			2	88 Cat D7G Dozer* 3500 gal. fuel tanks
			2	2000 gal. fuel tanks
			1	AC Comp. 650-elect
GD Comp. 750-DSL (s/n: W25696)
			1	GD Comp. 800-DSL 86 Cat. Gen. 500KW Genset Sync. Panel
			1	4160/600 Transformer
300 KVA
			4	91 Karcher Pressure Washer 8x20 Container
			1	Anthes Heater 350 Anthes Furnace 350
			1	Cat Loader 973 track*
			1	Kubota Excavator*
			1	Portable crusher*
			1	Portable conveyor*
Red Mountain	Underground	ORO 1,	3	JOD415 Mine Trucks*	NAMC
Site	Workings	ORO IV		(s/n: 1434, unknown,
		D.L. 7160, D.L.	3	unknown)
		7161		JS360 Scooptrams*
		NTS 103P 13E		(s/n: 1269, 1143, unknown)
Skeena Division

PART IV - AGREEMENTS

All contracts, agreements, instruments and other documents with respect to the Lands, Fixtures, Personal Property, or Permits in connection with the Red Mountain Property, including but not limited to:

1.

Agreement dated July 29, 1989 between Bond Gold Canada Inc., Wotan Resources Corp. and Dino Cremonese granting Bond Gold an option to acquire seven mineral claims;

9

1.

 Agreement dated September 21, 1989 between Bond Gold Canada Inc., Greg Sinitsin and Darcy Krohman, as amended by an assignment and release dated March 21, 1990 between Bond Gold and Greg Sinitsin, and as further amended by a letter agreement dated September 24, 1992 between Lac Minerals Ltd. and Darcy Krohman;

2.

 Option Agreement dated September 26, 1989 between Bond Gold Canada Inc., Harkley Silver Mines Ltd., Stephen Fegen and Wesley Scott, as amended by letter agreement dated September 30. 1992 between Lac Minerals Ltd. and Harkley Silver Mines Ltd.;

3.

Asset Purchase and Royalty Agreement dated August 17, 1995 between 1091064 Ontario Limited, Royal Oak Mines Inc. and Barrick Gold Corporation;

4.

 Lease made effective January 1, 2000 between North American Metals Corp. and the District of Stewart with respect to a five (5) year lease, expiring December 31. 2004, of lands described as a portion of Lots 5 to 17, inclusive, and a portion of Lots 30 to 42, inclusive, of Block 28, Plan 951. D.L. 443, Cassiar Land District, as outlined in red on the map attached as Schedule "A" for an annual rental of $3,800 and pursuant to which a deposit of $4,000 has been paid by NAMC to the District of Stewart as security to provide an environmental assessment and clean up of the subject premises at the termination of the lease.

PART V - PERMITS

 1.

Mineral Exploration Permit MX-1-422 (approving underground work system and reclamation program) for the Red Mountain Project, dated June 24, 1993 issued to Lac Minerals Ltd. and subject to the special conditions outlined in letter dated May 19, 1993 to Lac Minerals from Chief Inspector of Mines, as subsequently amended, as follows:

a.

Amendment approved March 4, 1994;

b.

Amendment approved December 9, 1994 to 1091064 Ontario Limited, whereby the Permit was transferred from Lac Minerals to 1091064 Ontario;

c.

Amendment approved September 8, 1995 to Royal Oak Mines Inc.;

d.

Amendment dated June 24, 1996 to Royal Oak;

e.

Amendment dated July 31, 1996 to Royal Oak;

f.

Amendment dated June 10, 1999 to Royal Oak; and

g.

Amendment dated March 9, 2000 to North American Metals Corp..

10

The funds in the amount of $1.5 million required as reclamation security in connection with Permit MX-1-422 and held by North American Metals Corp. subject to the provisions of a safekeeping agreement between North American Metals Corp. and the B.C. Government.

11

SCHEDULE "B"

THE WILLOUGHBY JOINT VENTURE PART I: AGREEMENTS

All contracts, agreements, instruments and other documents with respect to the Willoughby Joint Venture, including:

1.

Agreement effective as at August 21, 1995 between Royal Oak and Gold Giant Minerals Inc. for the purchase of up to a 35% interest in the Willoughby Project.

2.

Agreement dated February 7, 1994 between Camnor Resources Ltd. and Gold Giant Minerals Inc. (the "Joint Venture Agreement").

3.

Letter Agreement dated February 7, 1994 between Camnor Resources Ltd. and Gold Giant Minerals Inc. (attached as Schedule B to the Joint Venture Agreement).

including any joint venture interest of North American Metals Corp., if any, arising therefrom or created thereby, or in connection with the following agreements:

1.

 Assignment of benefit of Willoughby Joint Venture And Assumption of Liabilities dated February 7, 2000 between PricewaterhouseCoopers, as Interim Receiver of the Property, Assets and Undertaking of Royal Oak Mines Inc. and certain other Companies and North American Metals Corp.

2.

Willoughby Assignment Consent Agreement (Camnor) made February 4, 2000 between North American Metals Corp. and Camnor Resources Ltd.

3.

Willoughby Assignment Consent Agreement (Gold Giant) made February 4, 2000 between North American Metals Corp. and Gold Giant Minerals Inc.

relating to the Mineral Claims described in Part II of this Schedule "B": PART II: MINERAL CLAIMS

CLAIM RECORD NO.	CLAIM NAME	LOT NUMBER
324246	PIUS 1
324247	PIUS 2
324248	PIUS 3
324249	PIUS 4
330112	BART #2

12

CLAIM RECORD NO.	CLAIM NAME	LOT NUMBER
330113	BART #3
251064	DEL
313464	JOSE
313465	CUERVO
331647	RUBBLE 1
331648	RUBBLE 2